Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Samuel J. Gallo

Segue Software, Inc.

(781) 402-1049

sgallo@segue.com

SEGUE SOFTWARE ANNOUNCES THIRD QUARTER RESULTS, WITH CASH AND REVENUE REMAINING STABLE, WHILE REDUCING NET LOSS

Lexington, Massachusetts — October 22, 2003 — Segue Software, Inc., (NASDAQ-SCM: SEGU), the reliability and monitoring experts, today announced financial results for the third quarter and nine months ended September 30, 2003.   The Company reported net revenue of $7.0 million for the third quarter ended September 30, 2003, and for the nine months ended September 30, 2003, Segue reported net revenues of $21.7 million.  This compares to $7.8 million in the third quarter of 2002 and $21.6 million in net revenues for the comparable nine-month period in 2002.

For the third quarter ended September 30, 2003, Segue also reported a net loss applicable to common shares of $.2 million or $0.02 per share loss and a net loss applicable to common shares for the nine months ended September 30, 2003 of $.8 million, or $0.09 per share loss.  This compares to a net loss applicable to common shares of $1.0 million, or $0.10 per share loss for the third quarter of 2002 and a net loss applicable to common shares of $5.2 million or $0.55 per share loss, for the nine months ended September 30, 2002.

The Company’s cash position remained approximately the same at $6.2 million as of the end of the third quarter.

Joseph Krivickas, CEO, commented,  “With my arrival at Segue, the Company has begun working on a new corporate strategy to support profitability and growth in 2004.  Our new corporate strategy will focus on protecting Segue’s technology leadership while expanding Segue’s market presence.  It will be completed in the fourth quarter of 2003.”

“Segue’s third quarter results are a reflection of the Company’s efforts to improve operations toward a level that can support profitability and growth in 2004.  On a year-to-date basis, Segue’s net revenue has increased and cash is stable.  The Company’s net loss was reduced, and customer satisfaction remained strong.”

As previously announced, the Company will hold a conference call after the close of market on October 22, 2003, at 4:45 p.m. EDT to discuss the third quarter financial results and business highlights.  A live Webcast and replay of the call will be available at www.segue.com and it may also be accessed telephonically.  To access the call on October 22, 2003, dial (888) 273-9889 (domestic) or (612) 332-0418 (international).  If you miss the call, the replay will be available for two (2) weeks following the call and will also be available on the Company’s website at www.segue.com for one year.  Digital replay numbers are (800) 475-6701 (domestic) or (320) 365-3844 (international) and enter access code 702408.

About Segue Software

Segue (NASDAQ-SCM: SEGU) is a world expert in delivering software and services that ensure the accuracy and performance of enterprise applications.  Segue provides comprehensive scalability, performance, monitoring and verification solutions – all aimed at ensuring reliable and predictable outcomes for fundamental business processes.  A technology innovator setting new standards for higher levels of application reliability, Segue helps companies reduce risk and increase their return on investment associated with deploying new applications.  By ensuring the performance, accuracy, reliability, scalability and usability of core business applications, Segue helps protect all that today’s companies have at stake: their enormous investments in IT infrastructure, competitive edge and brand reputation.  Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or www.segue.com.

This press release may contain forward-looking statements.  Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as  “anticipates”, “estimates”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future.  The Company notes that any such forward-looking statements are subject to change; are not guarantees of future performance, and that actual results may differ materially from any such projections or predictions, based on various important factors; including, without limitation, the ability of the Company to continue to achieve positive cash flow and regain profitability in a difficult economic and business climate; the timing and success of introductions of our new products, the ability to grow revenue from Channel Partners and new products; ability to grow license revenue; competition from new products and announcements from other companies; changes in technology and industry standards.   Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.

Consolidated Condensed Balance Sheets

(In thousands, except per share data)

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$6,187	$5,335
Accounts receivable, net of allowances of $208 and $232	4,472	6,007
Other current assets	1,252	967
Total current assets	11,911	12,309

Property and equipment, net	1,276	2,089
Goodwill, net	1,506	1,506
Other assets	940	1,291
Total assets	$15,633	$17,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$975	$1,256
Accrued compensation and benefits	1,224	1,163
Accrued lease obligations on excess space	1,688	2,145
Accrued expenses	1,019	1,522
Deferred revenue	8,367	8,408
Total current liabilities	13,273	14,494
Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 773 and 729 shares of Series B preferred stock issued and outstanding, respectively	2,269	2,147
Common stock, par value $.01 per share; 30,000 shares authorized; 9,924 and 9,765 Shares issued, respectively	100	98
Additional paid-in capital	58,272	58,206
Cumulative translation adjustment	205	98
Accumulated deficit	(57,886)	(57,248)
	2,960	3,301
Less treasury stock, at cost, 145 shares	(600)	(600)
Total stockholders’ equity	2,360	2,701

Total liabilities and stockholders’ equity	$15,633	$17,195

Segue Software, Inc.

Consolidated Condensed Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenue:
Software	$3,003	$3,754	$9,516	$9,583
Services	4,055	4,016	12,281	13,089
Subtotal revenue	7,058	7,770	21,797	22,672
Adjustment relating to consideration from a vendor	(41)	(7)	(136)	(1,032)
Net revenue	7,017	7,763	21,661	21,640

Cost of revenue:
Cost of software	109	193	284	596
Cost of services	1,256	1,307	3,784	4,015
Total cost of revenue	1,365	1,500	4,068	4,611

Gross margin	5,652	6,263	17,593	17,029

Operating expenses:
Sales and marketing	3,462	3,906	10,564	12,355
Research and development	1,419	1,478	4,334	4,343
General and administrative	912	1,434	3,263	4,215
Restructuring charges	—	373	—	1,203
Total operating expenses	5,793	7,191	18,161	22,116

Loss from operations	(141)	(928)	(568)	(5,087)
Interest income	11	31	38	74
Loss before provision for income taxes	(130)	(897)	(530)	(5,013)
Provision for income taxes	(16)	48	108	123
Net loss	(114)	(945)	(638)	(5,136)
Dividends due on preferred stock	(79)	(58)	(201)	(112)
Net loss applicable to common shares	$(193)	$(1,003)	$(839)	$(5,248)

Net loss per common stock share — basic and diluted	$(0.02)	$(0.10)	$(0.09)	$(0.55)
Weighted average shares outstanding — basic and diluted	9,745	9,584	9,704	9,543